UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________________________

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐              Preliminary Proxy Statement

☐              Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☐              Definitive Proxy Statement

☒              Definitive Additional Materials

☐              Soliciting Material Pursuant to §240.14a‑12

Autoscope Technologies Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐              Fee paid previously with preliminary materials.

☐              Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0‑11.

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Explanatory Note

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT, DATED APRIL 29, 2022

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2022

Autoscope Technologies Corporation (the “Company”) is filing this Supplement (the “Supplement”) with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders for its 2022 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 10, 2022. The Company filed a definitive proxy statement and a definitive form of proxy card with the SEC on March 22, 2022 in connection with its solicitation of proxies to be used at the Annual Meeting (the “Proxy Statement”).  In addition, the Company filed a Supplement to its Proxy Statement on April 18, 2022 (the “First Supplement”).  This Supplement should be read in conjunction with the Proxy Statement and the First Supplement.

The Company is filing this Supplement to correct a table under the heading "Corporate Governance - Board Committees" on page 10 to delete the name of Joseph P. Daly and about “Proposal 5 – Approval of the Autoscope Technologies Corporation 2022 Stock Option and Incentive Plan."  All capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement.

Corporate Governance – Board Committees

The table under the heading “Corporate Governance – Board Committees” on page 10 is hereby revised to delete the name of Joseph P. Daly as a member of the Audit Committee and the Compensation Committee, and footnote 1 to the table is hereby amended and restated to read in its entirety as follows:

Mr. Bracke was appointed Chair of the Audit Committee on November 1, 2016.  Before the effective date of the holding company reorganization in July 2021, the ISNS Audit Committee consisted of Mr. Bracke, Paul F. Lidsky, Andrew T. Berger, and Mr. Davis.  Since the effective date of the reorganization, the Autoscope Audit Committee has consisted of Mr. Bracke (Chair), Mr. Davis, Mr. Lidsky (until his resignation from the Autoscope and ISNS Boards effective on December 31, 2021), and Mr. VanDerBosch.

Footnote 2 to the table is hereby amended and restated to read in its entirety as follows:

(2)  Mr. Davis was appointed as Chair of the Compensation Committee effective on July 21, 2021.  Before the effective date of the holding company reorganization in July 2021, the ISNS Compensation Committee consisted of Mr. Lidsky (Chair), Mr. Bracke, Mr. Berger and Mr. Davis.  Since the effective date of the reorganization, the Autoscope Compensation Committee has consisted of Mr. Davis (Chair), Mr. Lidsky (until his resignation from the Autoscope and ISNS Boards effective on December 31, 2021), Mr. Bracke, and Mr. VanDerBosch (who was appointed to the Compensation Committee on February 1, 2022).

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Proposal 5 – Approval of the Autoscope Technologies Corporation 2022 Stock Option and Incentive Plan – Summary of the 2022 Stock Plan

The Company’s Board of Directors has amended the 2022 Stock Plan to change the number of shares of common stock subject to the 2022 Stock Plan to 500,000 shares rather than 1,000,000 shares.  The first sentence under the heading “Proposal 5 – Approval of the Autoscope Technologies Corporation 2022 Stock Option and Incentive Plan – Summary of the 2022 Stock Plan – Shares Eligible for Awards” on page 33 of the Proxy Statement is hereby amended and restated to read in its entirety as follows:

The maximum number of shares of Autoscope's common stock that may be issued under all stock-based awards made under the 2022 Stock Plan will be 500,000 shares.

In addition to reducing the number of shares subject to the 2022 Stock Plan, the Company’s Board of Directors has amended the 2022 Stock Plan to change the effect of a Change in Control on awards granted under the 2022 Stock Plan.  The first paragraph under the heading “Proposal 5 – Approval of the Autoscope Technologies Corporation 2022 Stock Option and Incentive Plan – Summary of the 2022 Stock Plan – Change in Control” on page 34 of the Proxy Statement is hereby amended and restated to read in its entirety as follows:

Unless otherwise provided by the Compensation Committee, in the event of a "Change in Control" (as that term is defined in the 2022 Stock Plan), the following shall occur immediately as of the effective date of such Change in Control:

  any and all awards granted will be, as nearly as may reasonably be, automatically converted into the same type of award to acquire the kind and amount of shares of stock or other securities or property (including cash) which the recipient of the award would have owned or been entitled to receive had the awards been exercised or realized in full immediately before the effective date of the Change in Control;
  all outstanding awards will vest and/or continue to vest in the manner set forth in the applicable agreement evidencing such awards; and
  appropriate adjustment shall be made in the application of the provisions of all outstanding awards with respect to the rights and interests thereafter of each recipient, to the end that the provisions set forth in each award agreement shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property (including cash) thereafter deliverable under the award.

The other information in the Proxy Statement and the First Supplement is not affected by this Supplement.

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Information About the Annual Meeting

Information about the Annual Meeting, scheduled for May 10, 2022, and the election of directors and the other proposals submitted for a vote of shareholders is set forth in the Proxy Statement, which is supplemented to include the additional information in the First Supplement and this Supplement (the “Supplements”). The Proxy Statement, together with the Supplements, have been filed with the SEC and are also available for viewing on the Company’s website at https://www.autoscope.com/corporate-governance.html. The Company will furnish a copy of the Proxy Statement and the Supplements to any shareholder by mail upon written request at the following address: Office of the Corporate Secretary, Autoscope Technologies Corporation, 1115 Hennepin Avenue South, Minneapolis, Minnesota 55403.

Shareholders who have already submitted proxies for the Annual Meeting may change their vote and revoke their proxies at any time before the proxy vote is cast at the Annual Meeting in any of the following ways: (i) by giving written notice of revocation to the Company’s Corporate Secretary (whose address is set forth above); (ii) by submitting a later‑dated proxy; or (iii) by voting in person at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF EACH NOMINEE AS DIRECTOR AND APPROVAL OF THE OTHER PROPOSALS SUBMITTED FOR A VOTE OF SHAREHOLDERS AT THE ANNUAL MEETING.

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